UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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James River Group Holdings, Ltd.

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Proxy Update: April 15, 2020

James River Group Holdings, Ltd. (“James River”, or the “Company”) Responds to Certain Recommendations made by Institutional Shareholder Services (ISS) and Glass Lewis regarding the election of directors. This response includes FORWARD-LOOKING STATEMENTS, and the Company refers you to the disclaimer regarding such statements included at the end of this document to put those statements in context.

ISS has recommended Shareholders “Withhold” votes for directors J. Adam Abram and Robert P. Myron, and independent director Michael T. Oakes (Proposals 1a, 1b and 1c on the Proxy Card). Glass Lewis has recommended shareholders “Withhold” votes for independent director Michael T. Oakes. The Company believes shareholders are better served by “For” votes for these directors.

James River is an entrepreneurial company that has created above industry average returns for shareholders by:

•	Earning underwriting profits from specialty classes of low volatility insurance risks;

•	Growing prudently by addressing new opportunities in the market;

•	Maintaining a strong balance sheet;

•	Returning excess capital to shareholders prudently; and

•	Making selected, opportunistic investments that boost investment returns and contribute meaningfully to the Company’s total return.

Messrs. Abram, Myron and Oakes have each been and continue to be instrumental in accomplishing these goals. Each of these Board members is a current or former executive of the firm who has deep knowledge of the strategies, systems and personnel at the Company that drive the Company’s continued success in achieving these aims.

The Company has made significant changes to its Board during the last 18 months, bringing on three new, independent directors with significant insurance and investment industry experience, and experience on public and private company Boards of Directors, while adding deep breadth and depth of expertise and independence. During the same period, the Board has seen two members representing what was formerly its largest investor during its time as a private company, DE Shaw, depart from the Board. In the wake of its refreshment, the Board also reconstituted its Committees, designating new Chairs of the Compensation Committee (Christopher Harris) and Nominating and Corporate Governance Committee (Mr. Oakes), and a new Lead Independent Director (Jerry Masters).

In November 2018, the Board brought on two new independent directors, Christopher Harris and Sundar Srinivasan. Mr. Harris brings over 25 years of global experience in the insurance, reinsurance and risk management industries, having served as CEO and President of Montpelier Holdings, Ltd., a property and casualty reinsurer, from 2008 until its sale to Endurance Specialty Holdings, Ltd. in 2015.  Mr. Srinivasan founded Emerald Lake Safety after a wide-ranging career in investments, financial services and business. He was formerly a Portfolio Manager at Elliott Management, a $35bn+ global investment fund where he worked extensively in both private equity and public securities.  In July 2019, the Board brought on a third new independent director, Patricia H. Roberts. Ms. Roberts is the retired President and Chairman of General Star Management Company and retired President and Chairman of Genesis Management and Insurance Services Corporation, two wholly owned subsidiaries of General Reinsurance Corporation.

James River made its IPO in December of 2014. In constituting its Board, the Company has sought to maintain its entrepreneurial roots while growing significantly and embracing independent and transparent governance. For this reason, Messrs. Abram, Myron and Oakes serve on the Board where their leadership, strategic thinking and knowledge of the industry, the operations of the Company and the competitive position of James River are highly valuable, and on the Investment Committee of the Board, where their experience in investing is useful in creating low risk and high return opportunities for the Company. Mr. Oakes also serves on the Nominating and Corporate Governance Committee of the Board. Messrs. Abram, Myron and Oakes do not serve on the Audit or Compensation Committees, whose members have substantial experience relevant to the responsibilities of those committees.

Background on Messrs. Abram, Myron and Oakes:

J. Adam Abram has served as Chairman of the Board of James River since 2002, when he founded the Company. He has served as Chief Executive of the Company for most of its history and is a significant investor in the Company. Mr. Abram has founded and sold predecessor companies dating back to 1992 and has extensive experience guiding entrepreneurial companies in the financial services field. Mr. Abram currently serves as Chief Executive Officer, as Executive Chairman and on the Investment Committee of the Board. Mr. Abram has served on three public company boards.

Robert P. Myron has served as a director since 2010, when he joined the Company to become our Chief Financial Officer. Previously, he served as our President and Chief Executive Officer from January 2018 to August 2019 and as our President and Chief Operating Officer from September 2014 to December 2017. Mr. Myron has extensive insurance industry experience, having served in executive capacities at other larger insurance companies. Mr. Myron currently serves as President and Chief Operating Officer, as a Director and on the Investment Committee of the Board, and is a significant investor in the Company. Mr. Myron has participated in public company board proceedings for many years as a senior executive.

Michael T. Oakes has served as a director since 2007. He served as Chief Financial Officer of the Company and its predecessor from 2004 until 2010, as well as our Chief Executive Officer from 2008 until 2010, and retired from the company in 2011. As Chief Financial Officer, he took the predecessor company public and was instrumental in negotiating the sale of the predecessor company in 2007 and the creation of the Company’s current strategic vision. He oversaw the Company’s investment portfolio from 2004 through 2016, as an employee and later, consultant. Mr. Oakes currently serves as a Director and on the Investment Committee and Nominating and Corporate Governance Committee of the Board. Prior to his involvement with James River and its predecessor companies, Mr. Oakes had extensive experience as an investment banker with a leading firm concentrating in financial service companies. In that role, he regularly provided advice and counsel to independent committees of public company boards.

The Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee members are all independent directors.

The Audit Committee membership is as follows:

•	The Audit Committee is chaired by Mr. Masters.

•	Ms. Janet Cowell is a member of the Audit Committee.

•	Mr. Harris is a member of the Audit Committee.

•	Mr. Ollie Sherman is a member of the Audit Committee.

All members of the Audit Committee of the Board qualify as Audit Committee Financial Experts, as defined under the rules of the Securities and Exchange Commission.

The Compensation Committee:

•	The Compensation Committee is chaired by Mr. Harris.

•	Mr. Masters is a member of the Compensation Committee.

•	Ms. Roberts is a member of the Compensation Committee.

The Nominating and Corporate Governance Committee:

•	The Nominating and Corporate Governance Committee is chaired by Mr. Oakes.

•	Mr. Harris is a member of the Nominating and Corporate Governance Committee.

•	Ms. Roberts is a member of the Nominating and Corporate Governance Committee.

•	Mr. Sherman is a member of the Nominating and Corporate Governance Committee.

•	Mr. Srinivasan is a member of the Nominating and Corporate Governance Committee.

The Company believes the absence of management directors on the Audit, Compensation or Nominating and Corporate Governance committees demonstrates a prudent balance between a commitment to having an independent board with maintaining the Company’s entrepreneurial culture. Mr. Oakes brings extensive relevant experience to the Board and is instrumental in providing ideas to the Investment Committee, for which he serves as Chairman.

The presence of Messrs. Abram, Myron and Oakes on the Board is appropriate given their intimate knowledge of the industry and their roles in founding, managing and growing this entrepreneurial company. The Company recommends a “For” vote for the reelection of these directors, each of whom has been instrumental to the success the Company has enjoyed.

Forward-Looking Statements

This update contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be identified by terms such as believe, expect, seek, may, will, intend, project, anticipate, plan, estimate, guidance or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Although it is not possible to identify all of these risks and factors, they include, among others, the following: the inherent uncertainty of estimating reserves and the possibility that incurred losses may be greater than our loss and loss adjustment expense reserves; inaccurate estimates and judgments in our risk management may expose us to greater risks than intended; the potential loss of key members of our management team or key employees and our ability to attract and retain personnel; adverse economic factors resulting in the sale of fewer policies than expected or an increase in the frequency or severity of claims, or both; a decline in our financial strength rating resulting in a reduction of new or renewal business; reliance on a select group of brokers and agents for a significant portion of our business and the impact of our potential failure to maintain such relationships; reliance on a select group of customers for a significant portion of our business and the impact of our potential failure to maintain, or decision to terminate, such relationships; losses resulting from reinsurance counterparties failing to pay us on reinsurance claims, insurance companies with whom we have a fronting arrangement failing to pay us for claims, or an insured group of companies with whom we have an indemnification arrangement failing to perform their reimbursement obligations; changes in laws or government regulation, including tax or insurance law and regulations; the ongoing effect of Public Law No. 115-97, informally titled the Tax Cuts and Jobs Act, which may have a significant effect on us including, among other things, by potentially increasing our tax rate, as well as on our shareholders; in the event we do not qualify for the insurance company exception to the passive foreign investment company (“PFIC”) rules and are therefore considered a PFIC, there could be material adverse tax consequences to an investor that is subject to U.S. federal income taxation; the Company or any of its foreign subsidiaries becoming subject to U.S. federal income taxation; a failure of any of the loss limitations or exclusions we utilize to shield us from unanticipated financial losses or legal exposures, or other liabilities; losses from catastrophic events, such as natural disasters, terrorist acts, COVID-19 and other pandemics, which substantially exceed our expectations and/or exceed the amount of reinsurance we have purchased to protect us from such events; potential effects on our business of emerging claim and coverage issues; exposure to credit risk, interest rate risk and other market risk in our investment portfolio; our ability to obtain reinsurance coverage at prices and on terms that allow us to transfer risk and adequately protect our company against financial loss; the potential impact of internal or external fraud, operational errors, systems malfunctions or cyber security incidents; our ability to manage our growth effectively; inadequacy of premiums we charge to compensate us for our losses incurred; failure to maintain effective internal controls in accordance with Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”); and changes in our financial condition, regulations or other factors that may restrict our subsidiaries’ ability to pay us dividends. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those in the forward-looking statements, is contained in our filings with the U.S. Securities and Exchange Commission ("SEC"), including our Annual Report on Form 10-K filed with the SEC on February 27, 2020. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.